U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person

          Baker                     Douglas
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         (Last)                     (First)                   (Middle)

               275 Commercial Blvd.                    Suite 260
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          Ft. Lauderdale                       FL                 33308
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             (City)                         (State)               (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

          12/13/99
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

     Health Express USA, Inc.
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5.  Relationship of Reporting Person to Issuer
    (Check all applicable)

         [X]      Director                           [X]    10% Owner
         [X]      Officer (give title below)         [ ]    Other (specify below

                President  and Chief Executive Officer
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6.  If Amendment, Date of Original (Month/Year)

                                  N/A
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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                            3. Ownership Form
                               2.  Amount of Securities        direct (D) or
1.  Title of Security              Beneficially Owned          Indirect (I)
    (Instr. 4)                     (Instr. 4)                  (Instr. 5)
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       Common Stock                   2,052,170                      D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


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                 Table II -- Derivative Securities Beneficially
                  Owned (e.g., puts, calls, warrants, options,
                             convertible securities)
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                                               3. Title and Amount of Securities
                                                  Underlying Derivative Security
                          2. Date Exercisable     (Instr. 4)
                             and Expiration Date  ------------------------------
                             (Month/Day/Year)                        Amount
                          ----------------------                      or
                          Date          Expira-                       Number
1.  Title of Derivative   Exer-         tion                          of
      Security (Instr. 4) cisable       Date        Title             Shares
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Stock Option              6/15/99      6/15/09     Common Stock      1,903,000
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Explanation of Responses: The option was granted on June 15, 1999 and is exercisable, in whole or in part at any time, at an exercise price of $.35 per share for a period of ten years from the date of grant.



By: /s/  Douglas Baker                                     December 21, 1999
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         **Signature of Reporting Person                   Date



         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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